AIG Strategic Hedge Fund of Funds

Code of Ethics (Rule 17j-1)

I.	General

The AIG Strategic Hedge Fund of Funds (the “Fund”) holds its trustees, officers, employees and service providers to a high standard of integrity and business practices. The Fund strives to avoid conflicts of interest or the appearance of conflicts of interest in connection with transactions in securities for the Fund.

The Fund recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions in securities that may be possessed by certain of its trustees, officers and employees could place such individuals, if they engage in personal transactions in securities that are eligible for investment by the Fund, in a position where their personal interests may conflict with the interests of the Fund.

In view of the foregoing and of the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”),1 the fund has determined to adopt this Code of Ethics (“Code”) to identify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish reporting requirements and enforcement procedures. This document constitutes the Code required by Rule 17j-1 for the Fund.

II.	Definitions

For purposes of this Code, the following terms have the meanings set forth as follows:

A. “Access Person” means:

1. any director or officer of the Fund;2

[1]	Rule 17j-1 under the 1940 Act makes it unlawful for investment company personnel and other “Access Persons” to engage in “fraudulent, deceptive or manipulative” practices in connection with their personal transactions in securities when those securities are held or to be acquired by an investment company. The Rule also requires every investment company, the investment company’s investment adviser, and, in certain cases, the investment company’s placement agent to adopt a Code of Ethics containing provisions “reasonably necessary to prevent” such prohibited practices.

[2]	If the Fund’s adviser or a sub-adviser is primarily engaged in a business other than advising funds or advisory clients within the meaning of Section (a)(1)(B) of Rule 17j-1 under the 1940 Act, “Access Person” means any director, officer or Advisory Person of the adviser or sub-adviser who, with respect to the Fund for which such entity acts as adviser or sub-adviser, makes any recommendation, participates in determining which recommendations shall be made, or whose principal function or duties relate to determining which recommendations shall be made or who, in connection with his or her duties, obtains any information concerning securities recommendations being made by such adviser or sub-adviser.

2. every “Advisory Person” of the Fund. An “Advisory Person” is:

(a) any employee of the Fund (or of any company in a Control relationship to the Fund) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such Purchases or Sales; and

(b) any natural person in a Control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the Purchase or Sale of a Covered Security by the Fund.

B. “Affiliated Person” of another person shall mean:

1. any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person;

2. any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

3. any person directly or indirectly controlling, controlled by, or under common control with, such other person;

4. any officer, trustee, director, partner, copartner, or employee of such other person; and

5. with respect to the Fund, its adviser.

C. “Beneficial Ownership” is to be determined in the same manner as it is determined for purposes of Rule 16a1-(a)(2) under the Securities Exchange Act of 1934. This means that a person should generally consider himself or herself the beneficial owner of any securities of which he or she shares in the profits, even if he or she has no influence on voting or disposition of the securities.

D. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company.

E. “Covered Security” has the same meaning as that set forth in Rule 17j-1(a)(4), which defines the term very broadly, but excludes direct obligations of the U.S. government, bankers’ acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments, and shares issued by a registered open-end fund.

F. “Disinterested Trustee” means a trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

G. “Portfolio Fund” has the same meaning as set forth in a Fund’s private placement memorandum.

H. “Investment Personnel” means:

1. Any employee of the Fund (or of any company in a Control relationship to the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and

2. Any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

I. “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 (“Securities Act”) pursuant to section 4(2) or 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act.

J. “Purchase or Sale of a Covered Security” means obtaining or disposing of Beneficial Ownership of that Covered Security and includes, among other things, the writing of an option to purchase or sell a Covered Security.

K. “Restricted Period,” with respect to a Covered Security, is the period of time currently designated as fifteen (15) days before or after the time that the same (or a related) Covered Security is purchased or sold by the Fund.

L. “Review Officer” shall mean the person charged with the responsibility, at any given time, to pre-clear trades, grant exceptions to prohibitions under the Code, receive reports and notices required by this Code to be generated, and to accomplish any other requirement of this Code.

1. A person may be designated by the Fund’s Board of Trustees (the “Board”) or its Compliance Director as a Review Officer of the Fund (or the Compliance Director may undertake the responsibility of serving as the Review Officer) for purposes of this Code without otherwise formally carrying that title or the responsibility for functions otherwise generally associated with the responsibilities of a compliance officer.

2. The Review Officer may delegate certain functions as appropriate.

M. “Security held or to be Acquired by the Fund” shall mean

1. Any Covered Security which, within the most recent 15 days:

(a) Is or has been directly held by the Fund; or

(b) Is being or has been considered by the Fund or its adviser for purchase by the Fund; and

2. Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

3. Specifically excluded from this definition are any Covered Securities in which the Fund has no investment discretion and that the Fund has no current knowledge are being held on its behalf (i.e., an investment by the Fund in a Portfolio Fund) for which the manager of the Portfolio Fund has full discretion to buy or sell securities without consultation or input from the Fund).

The Compliance Director of the Fund shall provide the Board with a list of each Security held or to be Acquired by the Fund on not less than a quarterly basis. The Board’s, Access Persons and Advisory Persons are entitled to rely on this list in conducting their personal affairs in compliance with the Code. In the event that any such person breaches the Code due to a misstatement or omission with respect to such list, such person shall not be deemed responsible for such breach, unless he or she had actual knowledge that his or her actions would result in a breach (i.e., knew that the security transaction being conducted by such person was a breach of the Code).

III.	Approval, Adoption and Administration of Code of Ethics

A. The Fund must:

1. adopt a written Code containing provisions reasonably necessary to prevent Access Persons from violating the Code;

2. provide the written Code to the Board; and

3. provide a written certification to the Board that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

B. The Board, including a majority of the Disinterested Trustees, must approve the Code, and any material changes to the Code. The Board must base its approval on a determination that the relevant Code contains provisions reasonably necessary to prevent Access Persons from violating the Code.

C. Material changes made to a Code must be presented to the Board

D. No less frequently than annually, the Fund must furnish to the Board, and the Board must consider, a written report that:

1. Describes any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

2. Certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

IV.	Statement of General Principles

The following general principles should guide the actions of Access Persons in evaluating and engaging in personal securities transactions:

A. The interests of the Fund’s shareholders are paramount. Access Persons must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the shareholders before their own.

B. All personal transactions in securities by Access Persons must be accomplished so as to avoid even the appearance of a conflict with the interests of the Fund and its shareholders.

C. Access Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Fund, or that otherwise bring into question the person’s independence or judgment.

This Code does not attempt to identify all possible conflicts of interests, and literal compliance with each of the specific procedures will not shield a person from liability for personal trading or other conduct that violates any fiduciary duty to the Fund’s shareholders. In addition to the specific prohibitions contained in this Code, each person covered by this Code is subject to a general requirement not to engage in any act or practice that would defraud the Fund’s shareholders.

V.	Requirements Applicable to Access Persons

A. Investment Limitations

Any Affiliated Person of the Fund, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Fund shall not:

1. employ any device, scheme or artifice to defraud a Fund;

2. make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3. engage in any act, practice or course of business that would operate as a fraud or deceit upon the Fund; or

4. engage in any manipulative practice with respect to the Fund.

B. Reporting Obligations

Each Access Person shall file the following reports with the Review Officer:

1. Initial Holdings Report. No later than ten (10) days after the person becomes an Access Person under this Code, each Access Person (other than the Fund’s Disinterested Trustees) must provide to the Review Officer an initial holdings report containing the following information:

a. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

b. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

c. The date that the report is submitted by the Access Person.

2. Quarterly Reports. Each Access Person (subject to Section VII with respect to the Fund’s Disinterested Trustees) must provide to the Review Officer, on a quarterly basis, not later than ten (10) days after the end of the quarter, a report containing the following information:

a. With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

i. The date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares or the principal amount of each Covered Security involved;

ii. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii. The price at which the transaction was effected;

iv. The name of the broker, dealer or bank with or through whom the transaction was effected; and

v. The date the report was submitted by the Access Person.

b. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

i. The name of the broker, dealer or bank with whom the Access Person established the account;

ii. The date the account was established; and

iii. The date that the report is submitted by the Access Person.

3. Annual Holdings Report. Each Access Person (other than the Fund’s Disinterested Trustees) must provide to the Review Officer a complete listing of all Covered Securities owned by the Access Person, which covers the prior calendar year, no later than January 30 of each year and current as of a date no more than 30 days before the report is submitted. The listing must contain the following information:

a. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

b. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

c. The date that the report is submitted by the Access Person.

4. Annual Certification. All Access Persons shall be required to certify annually that they have read and understand the Code. Further, all Access Persons are required to certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

VI.	Requirements Applicable to Investment Personnel

A. Investment Limitations and Pre-Clearance Requirements

In addition to the limitations with respect to Access Persons set forth above, the following limitations apply to all Investment Personnel:

1. No Investment Personnel may purchase or sell, directly or indirectly, any Covered Security held or to be acquired by the Fund (other than a security issued by a Portfolio Fund) within the Restricted Period applicable to such Covered Security;

2. All Investment Personnel shall obtain written pre-clearance from the relevant Review Officer in accordance with the following procedures, prior to proceeding with the securities transaction.

a. All Investment Personnel must receive pre-clearance before investing in any Covered Security issued by any Portfolio Fund (not including a registered open-end fund). In addition to considering the provisions in Section V.A. above, the Review Officer should consider the following when determining whether to grant pre-clearance of an investment. No Investment Personnel may acquire a security issued by a Portfolio Fund at more favorable terms than the Fund has received upon acquiring a security from the Portfolio Fund during the six month period preceding the Investment Personnel’s acquisition (except to the extent that the Portfolio Fund’s net asset value has fluctuated over time), and the Investment Personnel must confirm that he or she has no expectation that his or her acquisition will be more favorable than future purchases by the Fund. For purposes of this provision, acquisition occurs at the time that the acquiror receives binding confirmation of the purchase of an interest, or such other time as the Review Officer reasonably determines. This prohibition may not apply if the class or other structure of the Portfolio Fund does not permit the Investment Personnel to invest on terms that are not more favorable than those applicable to the Fund’s purchase.

b. All Investment Personnel must receive pre-clearance before investing in any Covered Security as part of an initial public offering or Limited Offering.

c. All Investment Personnel must receive pre-clearance before selling a Covered Security within sixty (60) days of acquiring, directly or indirectly, Beneficial Ownership of that Covered Security.

d. Clearance authorizations are effective only until the close of trading on the date the approval is received, unless otherwise indicated in writing.

e. Upon request, if the Review Officer is not also the Fund’s Compliance Officer, the Review Officer will promptly provide a copy of such requests to the Fund’s Compliance Officer.

3. The pre-clearance requirements shall not apply to the following transactions:

a. Purchases or sales over which Investment Personnel had no direct or indirect influence or control;

b. Purchases or sales that are non-volitional on the part of Investment Personnel or a Fund, including purchases or sales upon the exercise of puts or calls written by Investment Personnel and sales from a margin account pursuant to a bona fide margin call;

c. Purchases that are part of an automatic dividend reinvestment plan;

d. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer;

e. Purchases or sales of Covered Securities effected by Investment Personnel who are required to pre-clear their proposed Covered Securities transactions in accordance with a code of ethics described in Paragraph A. of Section VIII. of this Code, provided that such Investment Personnel comply with the pre-clearance requirements set forth in those Code of Ethics.

B. Reporting Obligations

In addition to the reporting requirements set forth above for Access Persons, Investment Personnel must also submit duplicate confirmations and account statements to the Review Officer, either by (a) directing each brokerage firm or bank at which such persons maintain securities accounts to send simultaneous duplicate copies of such person’s confirmations and account statements to the Review Officer, or (b) by the Investment Personnel personally providing duplicate copies of all such confirmations and account statements directly to the Review Officer within two (2) business day of receipt.

1. Investment Personnel who provide copies of their confirmations and account statements to a designated review officer pursuant to a code of ethics described in Section VIII.A., below, are not required to provide copies of such statements to the Fund’s Review Officer pursuant to this paragraph.

VII.	Requirements Applicable to Disinterested Trustees

A. A Disinterested Trustee is required to complete Quarterly Report only if (i) the Disinterested Trustee knew, or in the ordinary course of fulfilling his or her official duties as the Fund director should have known, that during the 15-day period immediately before or after his or her transaction, such Covered Security was Purchased or Sold, or considered for Purchase or Sale, by the Fund;3 or (ii) during the relevant quarter, the Disinterested Trustee has engaged in what he or she believes may be construed as short-term trading in the securities of a registered open-end investment company that is advised by the Fund’s adviser or an affiliate of the Fund’s adviser.

1. The “should have known standard” implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions

[3]	This reporting requirement shall not be applicable to securities traded by passively managed index funds.

or memoranda dealing with tactics to be employed in meeting any of the Fund’s investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Fund’s portfolio holdings, market considerations, or the Fund’s investment policies and objectives or investment restrictions.

VIII.	Confidentiality

All reports of securities transactions and any other information filed with the Fund pursuant to this Code shall be treated as confidential. In this regard, no Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any information regarding securities transactions made or being considered by or on behalf of the Fund.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

IX.	Review and Enforcement

A. The Review Officer for the Fund, in consultation with other Review Officers, shall compare all reported personal securities transactions with completed portfolio transactions of the Fund and a list of securities being considered for purchase or sale by the Fund to determine whether a violation of this Code may have occurred. One test that may be applied in determining whether a violation of the Code has occurred will be to review the securities transactions of Access Persons for patterns of transactions. For example:

1. Any pattern involving parallel transactions (for the Fund and the individual both buying or both selling the same Covered Security) or opposite transactions (buy/sell or sell/buy) within the Restricted Period may be analyzed to determine whether the individual’s transaction may have violated the Code.

2. Among the other factors that may be considered in the analysis are:

a. the number and dollar amount of the transactions;

b. the trading volume of the Covered Security in question;

c. the length of time the Covered Security has been held by the individual; and

d. the individual’s involvement in the investment process.

It should be noted, however, that a violation could be deemed to have resulted from a single transaction if the circumstances warrant a finding that the underlying principles of fair dealing have been violated. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

B. If the Review Officer determines that a violation of this Code may have occurred, the Review Officer shall submit his or her written determination, together with a confidential report and any additional explanatory material provided by the individual, to the President of the Fund (or to a person to whom the President shall delegate this authority) and outside counsel to the Fund, who shall make an independent determination as to whether a violation has occurred.

C. If the President of the Fund (or designee) and outside counsel to the Fund find that a violation has occurred, the President shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to the Fund’s Board.

D. No person shall participate in a determination of (1) whether he or she personally has committed a violation of the Code, or (2) the imposition of any sanction in the event he or she committed a violation of the Code. If a Covered Securities transaction of the President is under consideration, any Vice President shall act in all respects in the manner prescribed in this Code for the President.

X.	Records

The Fund shall maintain records in the manner and to the extent set forth below, which may be maintained on microfilm or by such other means permissible under the conditions described in Rule 31a-2 under the 1940 Act, or under no-action letters or interpretations under that rule, and shall be available for examination by representatives of the Securities and Exchange Commission.

A. A copy of this Code shall be preserved in an easily accessible place (including for five (5) years after this Code is no longer in effect).

B. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

C. A copy of each report to the Board and each report, including any information provided in lieu of the report, made by an Access Person pursuant to this Code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

D. A list of all Access Persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

XI.	Approval, Amendment and Interpretation of Provisions

A. This Code may be amended as necessary or appropriate with the approval of the Board.

B. This Code is subject to interpretation by the Board in its discretion.

[    ], 2004

Exhibit A

AIG Strategic Hedge Fund of Funds

Code of Ethics (Rule 17j-1)

QUARTERLY SECURITIES TRANSACTION REPORT1

Name of Reporting Person:

Date Became Subject to the Code’s Reporting Requirements:	_________	For The Calendar Quarter Ended:	____________

Date Report Due (no later than 10 days after the end of a calendar quarter):	_________	Date Report Submitted:	____________

Securities Transactions During the Quarter

No Transactions to Report (check if applicable) [    ]

Date of Transaction	Title of Security	Nature of Transaction (Purchase/Sale/ Other2)	No. of Shares/ Securities	Principal Amount, Maturity Date and Interest Rate (as applicable)	Price	Executing Broker, Dealer or Other Party Through Whom Transaction Was Made

(Continue transaction record on next page if necessary.)

Securities Accounts Opened During the Quarter

If you have no new securities accounts to report, please check here. [    ]

Name of Broker, Dealer or Bank

I represent that I am not in possession of material non-public information concerning the securities listed above or their issues. If I am an Access Person charged with making recommendations concerning the portfolio of the Fund with respect to any of the securities listed above, I hereby represent that I have not determined or been requested to make a recommendation in any of the securities listed above except as permitted by the Code of Ethics.

(Signature)	(Date)

[1].	This report must be completed in accordance with the Code of Ethics. Filing of this Report is required whether or not transactions occurred.

[2]	If the transaction is other than a straightforward sale or purchase of securities, mark it with an asterisk and explain the nature of the transaction on the reverse side. Describe the nature of each account in which the transaction is to take place, i.e., personal, spouse, children, charitable trust, etc. If you wish, you may attach a copy of your account statements as provided to you by your broker, bank or custodian.

A-1

Exhibit A

(Transaction record continued from previous page.)

Date of Transaction	Title of Security	Nature of Transaction (Purchase/Sale/ Other2)	No. of Shares/ Securities	Principal Amount, Maturity Date and Interest Rate (as applicable)	Price	Executing Broker, Dealer or Other Party Through Whom Transaction Was Made

A-2

Exhibit B

AIG Strategic Hedge Fund of Funds

Code of Ethics (Rule 17j-1)

INITIAL HOLDINGS REPORT

Name of Reporting Person:

Date Became Subject to the Code’s Reporting Requirements:	_________	Information in Report Dated As of:	____________

Date Report Due (no later than 10 days after became Access Person):	_________	Date Report Submitted:	____________

Securities Holdings

Title of Security	Number of Shares	Principal Amount

(Continue holdings record on next page if necessary.)

If you have no securities holdings to report, please check here. [    ]

If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

Name of Broker, Dealer or Bank in which Securities are Held

If you have no securities accounts to report, please check here. [    ]

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics.

(Signature)	(Date)

B-1

Exhibit B

(Holdings record continued from previous page.)

Title of Security	Number of Shares	Principal Amount

B-2

Exhibit C

AIG Strategic Hedge Fund of Funds

Code of Ethics (Rule 17j-1)

ANNUAL HOLDINGS REPORT

Name of Reporting Person:

Date Became Subject to the Code’s Reporting Requirements:	_________	Information in Report Dated As Of (must be current as of a date no more than 30 days before Date Report Submitted):	____________

For Year Ended:	_________	Date Report Submitted:	____________

Securities Holdings

Title of Security	No. of Shares	Principal Amount

(Continue holdings record on next page if necessary.)

If you have no securities holdings to report for the year, please check here. [    ]

If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

Name of Broker, Dealer or Bank

If you have no securities accounts to report for the year, please check here. [    ]

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics.

(Signature)	(Date)

C-1

Exhibit C

(Holdings record continued from previous page.)

Title of Security	Number of Shares	Principal Amount

C-2

Exhibit D

AIG Strategic Hedge Fund of Funds

Code of Ethics (Rule 17j-1)

ANNUAL CERTIFICATION OF COMPLIANCE

Name of Person Certifying:

Access Persons shall complete this Code of Ethics Certification of Compliance upon the receipt and review of this Code of Ethics and on an annual basis thereafter.

I have read and understand the Code of Ethics referenced above and certify that I am in compliance with it and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code of Ethics.

(Signature)	(Date)

D-1